EXHIBIT 21.1

ARCTIC CAT INC.

Subsidiaries of the Company as of March 31, 2016 (all of which are 100% owned, directly or indirectly, by the Company)

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Arctic Cat Production LLC	Minnesota
Arctic Cat Production Support LLC	Minnesota
Arctic Cat Shared Services LLC	Minnesota
Arctic Cat Sales Inc.	Minnesota
MotorFist, LLC	Minnesota
Arctic Cat ACE Holding GmbH	Austria
Arctic Cat GmbH	Austria
Arctic Cat Deutschland GmbH	Germany
Arctic Cat Espana S.L.	Spain
Arctic Cat France SARL	France
Arctic Cat Italia S.r.l.	Italy
Arctic Cat UK Ltd	United Kingdom